Exhibit 99.1

Watsco Reports Record First Quarter Operating Results

Diluted EPS of 25 Cents vs. 15 Cents

on an 8% Sales Gain

MIAMI, FLORIDA, April 22, 2004 – Watsco, Inc. (NYSE:WSO) today announced record operating results for the first quarter ended March 31, 2004.

Diluted earnings per share grew 67% to 25 cents per share versus 15 cents in 2003, reflecting higher revenues, enhanced gross profit margins, effective leveraging of operating costs and lower borrowing costs.

Revenues during the first quarter were $279 million, an 8% increase over the same period last year, and reflect a 5% increase in same-store sales of residential and light-commercial HVAC products. Revenues also include a contribution of $12.7 million from locations acquired in 2003. Gross profit increased 12% to $71.4 million, with gross profit margins improving 80 basis-points to 25.6% from 24.8% a year ago. Selling, general and administrative expenses increased 6% to $59.7 million (2% on a same-store basis) and, as a percentage of revenues, improved 40 basis-points to 21.4%.

Operating income grew 56% to $11.8 million for the quarter, with operating margins expanding 130 basis-points to 4.2%. Net interest expense decreased 24%, or $.4 million, from a 26% reduction in borrowings. Net income increased 74% to $6.6 million from $3.8 million in 2003.

Watsco’s financial position also continues to strengthen with the Company’s debt-to-total capitalization ratio improving to 14% at March 31, 2004 from 20% a year ago following a $20.1 million, or 25%, year-over-year reduction in borrowings to $60.3 million.

Albert H. Nahmad, President & Chief Executive Officer commented, “Watsco continues to operate at record levels of performance and we are off to a good start in the first quarter which is traditionally our low point in revenues for the year. Given our excellent start, our expectations are that Watsco will achieve another year of record operating results.”

Watsco will be holding its investor conference call today, April 22, 2004 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 317 locations serving customers in 31 states. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products and insurance coverage risks. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

Quarters Ended March 31, 2004 and 2003

(In thousands, except per share data)

(Unaudited)

	2004	2003
Revenue	$278,715	$257,398
Cost of sales	207,268	193,612

Gross profit	71,447	63,786
SG&A expenses	59,658	56,232

Operating income	11,789	7,554
Interest expense, net	1,155	1,512

Income before income taxes	10,634	6,042
Income tax expense	4,005	2,236

Net income	$6,629	$3,806

Basic earnings per share	$0.26	$0.15
Diluted earnings per share	$0.25	$0.15

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	25,313	25,122
Diluted earnings per share	26,729	25,778

Segment Information:

	Quarter Ended March 31,
	2004	2003
Revenue:
Distribution	$273,940	$250,732
Staffing	4,775	6,666

Total	$278,715	$257,398

Operating Income (Loss):
Distribution	$15,641	$11,236
Staffing	(32)	(409)
Corporate	(3,820)	(3,273)

Total	$11,789	$7,554

WATSCO, INC.

Consolidated Balance Sheets

March 31, 2004 and December 31, 2003

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$10,369	$36,339
Accounts receivable, net	141,721	137,678
Inventories	212,810	194,267
Other	11,186	9,244

Total current assets	376,086	377,528
Property and equipment, net	21,194	22,066
Other	135,480	135,501

Total assets	$532,760	$535,095

Accounts payable and accrued liabilities	$97,809	$107,831
Current portion of long-term obligations	187	172

Total current liabilities	97,996	108,003

Borrowings under revolving credit agreement	30,000	30,000
Long-term notes	30,000	30,000
Other long-term obligations	6,353	6,223

Total liabilities	164,349	174,226
Shareholders’ equity	368,411	360,869

Total liabilities and shareholders’ equity	$532,760	$535,095

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